Exhibit 99.1

American Financial Group Announces Preliminary Estimate

On Hurricane Katrina Losses

     Cincinnati, Ohio - September 19, 2005 - American Financial Group, Inc. (NYSE/NASDAQ:AFG) today issued a preliminary estimate of its expected loss from Hurricane Katrina. Based on information available at this time, AFG estimates that its after-tax loss, net of reinsurance, will be approximately $20 million. This preliminary estimate is based on a significant amount of judgment as well as information derived from catastrophe modeling software. However, due to legal and regulatory uncertainty, the size and complexity of the hurricane, limited access to impacted areas and the nature of the losses being reported, our aggregate loss will not be known for some time.

     Substantially all of the claims reported are from commercial policies covering businesses located in the affected areas of Louisiana, Mississippi and Alabama. Carl H. Lindner III, AFG Co-Chief Executive Officer and head of the Property and Casualty Insurance Group stated: "We extend our deepest sympathies to all those who have been affected by the devastation caused by Hurricane Katrina. Our claims teams are working with our agents and policyholders to identify and process covered claims as efficiently as possible in this extremely challenging environment."

     AFG's insurance operations not affected by Hurricane Katrina continue to report strong operating earnings. Even with the currently estimated loss from this unprecedented catastrophe, the Company believes that the core earnings guidance for 2005 of between $3.40 and $3.70 per share remains achievable. However, it is still early in the process and there could be further developments that are unforeseen at this time.

     Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

     This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

     Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652